Exhibit 99.1

          ATMEL REPORTS IMPROVED RESULTS FOR THE THIRD QUARTER OF 2005

                GROSS MARGIN IMPROVES BY OVER 5 PERCENTAGE POINTS

     SAN JOSE, Calif., Oct. 25 /PRNewswire-FirstCall/ -- Atmel Corporation (Nasdaq: ATML), a worldwide leader in the development, fabrication and sale of advanced semiconductors, today announced financial results for the third quarter ended September 30, 2005.

     Revenues for the third quarter of 2005 totaled $418.6 million, versus $412.2 million in the second quarter of 2005 and $413.2 million in the third quarter of 2004. Net loss for the third quarter of 2005 totaled $1.1 million or $0.00 per share. The third quarter results include a restructuring charge of $2.8 million related to headcount reductions. Also included in the third quarter results is $12.0 million of tax benefit resulting from the settlement of a tax audit related to one of our foreign entities. These results compare to a net loss of $42.6 million or $0.09 per share for the second quarter of 2005, as well as a net loss of $18.0 million or $0.04 per share for the third quarter of 2004.

     "In the third quarter, we significantly lowered our manufacturing costs, leading to over 5 percentage points of gross margin improvement," stated George Perlegos, Atmel's President and Chief Executive Officer. "We expect to continue steadily reducing manufacturing and research and development spending, which should lead to further improvements in our operating profits.

     "Our ASIC revenues grew about 7% sequentially in the third quarter. During the quarter, we increased the percentage of our smart card ICs produced on 0.18-micron line width to over 80%, which contributed to the improved operating results of the ASIC business.

     "During the third quarter of 2005, our Microcontroller operating segment sales were down 4% sequentially, due mainly to the seasonal impact of our European military and aerospace business. However, we again saw growth in our proprietary AVR microcontroller products, which also enjoyed strong design win activity. Additionally, we shipped our first AVR units into the US automotive sector during the quarter.

     "Sales in our RF and Automotive operating segment in the third quarter were down 5% sequentially. Although our RF BiCMOS business was down during the quarter, we expect to ramp up new designs for CDMA phones during the fourth quarter.

     "During the third quarter, our Non Volatile Memory business increased by 4% sequentially, mainly due to increased sales of our serial based products. Both our serial EEPROM and serial DataFlash(R) business enjoyed stronger demand late in the third quarter," concluded Mr. Perlegos.

     Outlook
     The Company anticipates that for the fourth quarter of 2005, revenues should increase about 1-3%, while gross margin should increase approximately 1 percentage point as compared to the third quarter of 2005. Additionally, R&D is expected to be approximately $67-$70 million, while SG&A is expected to be between $46-$50 million. Net interest expense for the quarter is expected to be approximately $6-$7 million, while income taxes are expected to be approximately $1-$3 million. We anticipate that depreciation and amortization will be approximately $67-$70 million.

     Teleconference
     Atmel will hold a teleconference for the financial community at 3:00 PM Pacific Time today to discuss the third quarter financial results. Atmel will provide a real-time audio broadcast of the teleconference from the Investor Relations page of its website at http://www.atmel.com. Investors may access the live teleconference by dialing 800-374-0405, and using the passcode 1436228.

     A webcast replay will be available for one year after the teleconference at http://www.atmel.com. Atmel will also provide a telephone recording of the teleconference, which will be available shortly after the completion of the call. Interested parties may listen to the playback of the teleconference by calling the following number: 800-642-1687, and using the passcode 1436228, within 48 hours of completion of the call.

     Information in this release regarding Atmel's forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel's expected fourth quarter operating results, including revenues, gross margins, operating expenses, demand levels, new product shipments and market conditions. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include the impact of competitive products and pricing, timely design acceptance by our customers, timely introduction of new technologies, ability to ramp new products into volume, industry wide shifts in supply and demand for semiconductor products, industry and/or company overcapacity, effective and cost efficient utilization of manufacturing capacity, financial stability in foreign markets, and other risks detailed from time to time in Atmel's SEC reports and filings, including our Form 10-K, filed on March 25, 2005 and subsequent Form 10-Q reports.

     Contact: Steven Horwitz, Director, Investor Relations: 408-487-2677

                                Atmel Corporation
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                           Three Months Ended               Nine Months Ended
                                              September 30                    September 30
                                      ----------------------------    ----------------------------
                                          2005            2004            2005            2004
                                      ------------    ------------    ------------    ------------
Net revenues                          $    418,550    $    413,237    $  1,250,527    $  1,241,435

Operating expenses
  Cost of revenues                         301,759         298,103         953,954         885,952
  Research and development                  69,655          65,732         209,938         179,683
  Selling, general and
   administrative                           45,089          44,501         150,717         131,669
  Restructuring charge                       2,785              --           2,785              --
    Total operating expenses               419,288         408,336       1,317,394       1,197,304

Income (loss) from operations                 (738)          4,901         (66,867)         44,131
Interest and other expenses,
 net                                        (7,012)         (5,043)        (19,984)        (13,651)
Income (loss) before income
 taxes                                      (7,750)           (142)        (86,851)         30,480
Benefit from (provision for)
 income taxes                                6,653         (17,867)            153         (25,829)

Net income (loss)                     $     (1,097)   $    (18,009)   $    (86,698)   $      4,651

Basic net income (loss) per
 share                                $      (0.00)   $      (0.04)   $      (0.18)   $       0.01
Diluted net income (loss) per
 share                                $      (0.00)   $      (0.04)   $      (0.18)   $       0.01
Shares used in basic net income
 (loss) per share calculations             482,440         476,677         480,948         475,529
Shares used in diluted net
 income (loss) per share
 calculations                              482,440         476,677         480,948         484,680

                                Atmel Corporation
                      Condensed Consolidated Balance Sheets
                                 (In thousands)
                                   (Unaudited)

                                                 September 30,    December 31,
                                                      2005           2004
                                                 -------------   -------------
Current assets
  Cash and cash equivalents                      $     282,388   $     346,350
  Short-term investments                                52,569          58,858
  Accounts receivable, net                             236,194         228,544
  Inventories                                          313,087         346,589
  Other current assets                                  98,117          91,588
    Total current assets                               982,355       1,071,929
Fixed assets, net                                      969,353       1,204,852
Intangible and other assets                             39,638          46,742
    Total assets                                 $   1,991,346   $   2,323,523

Current liabilities
  Current portion of long-term debt              $     126,679   $     141,383
  Convertible notes                                    221,021              --
  Trade accounts payable                               127,930         245,240
  Accrued and other liabilities                        197,497         208,942
  Deferred income on shipments to distributors          15,655          18,124
    Total current liabilities                          688,782         613,689
Long-term debt less current portion                    151,186         110,302
Convertible notes less current portion                     291         213,648
Other long-term liabilities                            256,161         274,288
    Total liabilities                                1,096,420       1,211,927

Stockholders' equity                                   894,926       1,111,596
    Total liabilities and stockholders' equity   $   1,991,346   $   2,323,523

SOURCE  Atmel Corporation
    -0-                             10/25/2005
    /CONTACT: Steven Horwitz, Director, Investor Relations, of Atmel Corporation, +1-408-487-2677/
    /Web site:  http://www.atmel.com /
    (ATML)